Exhibit 11

                                   EXHIBIT 11



                               STARTER CORPORATION
                               -------------------



Statement re: Computation of Net Loss Per Share
(in thousands, except per share data)

Net Loss per Share
                                   Three Months Ended      Three Months Ended
                                       March 31, 1996          March 31, 1995
                                       --------------         ---------------

Average shares outstanding              26,836,256            26,821,824
                                        ==========            ==========
Net loss                                $   (1,976)           $   (2,233)
                                        ===========           ===========

Per share amount                        $     (.07)                 (.08)
                                        ===========           ===========